Exhibit 4.55
AGREEMENT
     This Agreement is made on this 18th day of February, Two Thousand and Nine at Bhubaneshwar
BETWEEN
     The ORISSA MINING CORPORATION LIMITED, a company incorporated under the Companies Act, 1956 having its registered office at “OMC House” Bhubaneshwar, District Khurda (Orissa) hereinafter called “OMC” (which expression shall, unless excluded by or repugnant to the context or meaning thereof, include its associates and successors) of the one part
AND
     STERLITE INDUSTRIES (INDIA) LIMITED, a company incorporated under the Companies Act, 1956 having its registered office at SIPCOT Industrial Complex, Madurai By Pass Road, TV Puram PO, Tuticorin — 628 002, Tamil Nadu hereinafter called “SIIL” (which expression shall, unless excluded by or repugnant to the context or meaning thereof, include its associates and successors) of the other part.

     OMC and SIIL are hereafter collectively referred to as “Parties” and individually as OMC and SIIL, as the case may be.
     WHEREAS Vedanta Aluminium Limited, (herein after called VAL) was desirous to set up an integrated aluminium complex in Orissa with an alumina refinery of about one (1) million ton per year capacity at Niyamdanger (Lanjigarh) in Kalahandi district to be catered by the bauxite deposits of Lanjigarh Mine along with another mine (both such mines having a cumulative deposit of bauxite ore of about 150 million tonnes) besides a 6×120 MW Captive Power Plant and Aluminium Smelter of about 2.2 lakh tones per year capacity at Bhurkhamunda of Jharsuguda district, Orissa;
     And whereas OMC is a lessee of Lanjigarh bauxite mines and an applicant for certain other bauxite mines in Orissa;
     And whereas OMC and VAL had entered into an Agreement on the 5th October, 2004 for the purpose mentioned in the said Agreement (A copy of the said Agreement is annexed hereto as Annexure-A.) In order to operate the Lanjigarh mines and another mine (both such mines having a cumulative deposit of bauxite ore of about 150 million tonnes), OMC & VAL agreed to set up a joint venture company (hereinafter called “JVC”) on the principal terms and conditions set forth in the said Agreement dated the 5th October, 2004. The bauxite mined from the aforesaid mines was agreed to be sold by OMC to VAL for its refinery on terms and conditions stated in the said Agreement;
     And whereas VAL has now completed the setting up of the aforesaid alumina refinery;

     And whereas the forest diversion proposal for about 660.749 hectares for the Lanjigarh mines filed by OMC which was approved by Forest Advisory Committee (FAC) was heard by the Hon’ble Supreme Court of India;
     And whereas the Hon’ble Supreme Court by its order dated 23rd November, 2007 in I.A. No. 1324 and 1474 arising out of Writ Petition (C) No. 202/1995 (Copy annexed hereto as Annexure-B) has observed that VAL will be substituted by SIIL in the Joint Venture Agreement dated the 5th October, 2004 executed between OMC and VAL;
     And Whereas the Hon’ble Apex Court has granted clearance to the forest diversion proposal for diversion of 660.749 Ha of forest land to undertake bauxite mining on the Niyamgiri Hills in Lanjigarh subject to their lordships observations under Para-8 of the order dated 8th August, 2008 in I.A.No.2134/2007 in W.P.(C) No.202/1995 on price discovery/mechanism formula suggested by CEC as reproduced below:
     “We may state that price discovery/mechanism is a complicated exercise. Moreover, on account of economic factors, price variation takes place throughout the year. We do not wish to rule out the formula suggested by CEC. Ultimately, as stated in our Order dated 23.11.2007, SIIL is required to deposit 5% of its annual profits before tax and interest from Lanjigarh Project or Rs10 crore whichever is higher as contribution for Scheduled Area Development. This contribution is to be made every year commencing from 01.04.2007. Under clause (i) of Rehabilitation Package, SPV has to account for Scheduled Area Development. Further under the said Package, SIIL is also required to contribute Rs 12,20 crores towards tribal development apart from payment of NPV and apart from contribution to the Management of Wild Life around Lanjigarh Bauxite Mine (See clause (ii) of the Rehabilitation Package). While allocating

Compensatory Afforestation Fund Management and Planning Authority (CAMPA) Funds the said amount of Rs 12.20 crores shall be earmarked specifically for tribal development. Therefore, we are of the view that, at the pre-operational stage, we need not apply the price mechanism suggested by CEC. If at the end of the Accounting Year of SILL, CEC finds that the annual profits before tax and interest is depressed by the pricing mechanism mentioned in joint venture Agreement dated 05.10.2004 vide clause 2.3.3(a) then it would be open to CEC to move this court with the suggested price mechanism in its Report. In fact, in our Order dated 23.11.2007 we have directed that the Accounts of SPV to be audited by Auditor General for State of Orissa after they are prepared by the Statutory auditors of OMCL. It would be open to the statutory auditors of OMCL as well as CEC to inform this Court at the end of the Accounting Year whether annual profits before tax and interest stands depressed for any reason and at that stage we will certainly consider the price mechanism suggested by CEC in it’s Report placed before us.”
     A certified copy of the order dated 8th August, 2008 passed by the Hon’ble Court is Annexed hereto as Annexure “C”.
     And whereas SIIL has agreed to become the joint venture partner with OMC for bauxite mining at Lanjigarh in Orissa and comply with all the conditions laid down by the Hon’ble Apex Court vide order dated 23rd November, 2007 passed in I.A. No. 1324 and 1474 including forming a Special Purpose Vehicle (SPV) with the State Government and OMC for Lanjigarh Scheduled Area Development and order dated 8th August, 2008 in I.A.No. 2134/2007 all arising out of W.P.(C) No. 202 / 1995;
     And whereas SIIL has represented to OMC that it has got consent and approval of VAL that VAL will abide by and comply with all the conditions laid down by the Hon’ble Apex Court vide order dated 23rd November, 2007 passed in I.A. No. 1324 and 1474 and order dated 8th August, 2008 in I.A. No.2134/2007 all arising out of WP(C) No. 202/1995;
     And whereas Clause 7 of the agreement dated 5th October, 2004 permitted VAL to assign the rights and obligations under the said Agreement to any Company only with the approval of OMC and GoO, and VAL has accordingly assigned the bauxite mining in favour of SIIL;
     And whereas OMC and the Government of Orissa have agreed for substitution of VAL with SIIL in the Agreement dated 5th October, 2004 (Annexure-A) for bauxite mining at Lanjigarh on the same terms and conditions incorporated in the said Agreement to comply with the direction of the Hon’ble Apex Court vide order dated 23rd November, 2007;
     And whereas it is also the intention of the parties that the bauxite mined by the JVC for and on behalf of OMC shall be sold by OMC to SIIL or its nominee on the terms and conditions as per the said Agreement in Annexure-A;
     Now, therefore, in consideration of the foregoing and respective covenants set forth in the Agreement and intending to be legally bound thereby, the parties agree as follows :-
1.	In order to operate the Lanjigarh mines, OMC and SIIL agree to set up a Joint Venture Company (JVC).

2.	Subject to obtaining necessary approvals for working the mining lease for the Lanjigarh mines, OMC and SIIL hereby agree to enter into the following definitive agreements :-

(i)	A Shareholders and Share Subscription Agreement between OMC and SIIL for and in relation to the JVC as per terms and conditions incorporated in the said Agreement dated 5th October, 2004;

(ii)	A Raising Contract Agreement between JVC and OMC for and in relation to the raising of Bauxite in the Lanjigarh Mines as per terms and conditions incorporated in the said Agreement dated 5th October, 2004;

(iii)	A long term purchase Agreement between SIIL and OMC for supply of bauxite mined from the Lanjigarh Mines to SIIL or its nominee as per terms and conditions incorporated in the said Agreement dated 5th October, 2004.

(iv)	The pricing mechanism for sale/supply of bauxite mined from Niyamgiri bauxite Mines as stipulated in the long term sale Agreement dated 5th October, 2004, may be changed/reviewed under the orders of Hon’ble Supreme Court as laid down in Para-8 of the order dated 8th August, 2008.
3.	The duties, responsibilities, rights and obligations in the said Agreement dated 5th October, 2004 being Annexure-A herein with regard to bauxite mining project shall stand assigned by VAL and vested with SIIL.

4.	OMC’s duties, responsibilities, rights and obligations in the said Agreement dated 5th October, 2004 shall remain unchanged and unmitigated.

5.	The parties can amend any clause of this Agreement with mutual consent in writing subject to ratification by the Government of Orissa, and in terms of the order passed by the Hon’ble Supreme Court of India.

6.	Affidavits filed by parties in I.A.No.2134 of 2007 as Annexed to this Agreement and the judgement of the Hon’ble Apex Court shall form part of this Agreement.
In witness, whereof, the parties have executed this Agreement at Bhubaneswar, on the day, month and year first above written.
For and on behalf of ORISSA MINING CORPORATION LIMITED

/s/ Mahmood Ahmed
Mahmood Ahmed
G.M. (F)

In the presence of
1.	(signed)

2.	(signed)
For and on behalf of STERLITE INDUSTRIES (INDIA) LIMITED

/s/ P.K. Parda
P.K. Parda

In the presence of
1.	(signed)

2.	(signed)